UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 22, 2007

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6725 Mesa Ridge Road, Suite 100, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2007, the Board of Directors (the "Board") of ADVENTRX Pharmaceuticals, Inc. (the "Company") unanimously approved an increase in and set the annual base salary of Evan M. Levine, the Company’s chief executive officer, for 2007. Mr. Levine’s new base salary is $450,000 and is retroactive to January 1, 2007. In addition, the Board unanimously awarded Mr. Levine a cash bonus of $100,000 in recognition of Mr. Levine’s performance in 2006. This bonus was not pursuant to any plan or program and, immediately prior to awarding such bonus, the Company had no obligation to pay Mr. Levine this or any other bonus.

In addition, the Board unanimously authorized the chair of the Board’s compensation committee (the "Committee") to, with the advice and assistance of the Committee’s compensation consultant, negotiate additional terms of Mr. Levine’s continued employment, including (without limitation) a cash bonus based on achieving pre-established objectives, the grant of an option to purchase shares of the Company’s common stock, severance in the event of the termination of Mr. Levine’s employment by the Company without cause or by Mr. Levine with good reason (whether or not in connection with a change of control of the Company) and such other terms as the Committee, in consultation with the Committee’s compensation consultant, determines are reasonable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

March 27, 2007	By:	/s/ Gregory P. Hanson

Name: Gregory P. Hanson
Title: Chief Financial Officer